Scott C. Durbin joins Aastrom as Chief Financial Officer

Ann Arbor, Michigan, June 7, 2010 (8:30 am ET) — Aastrom Biosciences, Inc. (NASDAQ: ASTM), the leading developer of autologous cellular therapies for the treatment of severe cardiovascular diseases, today announced that Scott C. Durbin has joined the company as chief financial officer. Mr. Durbin brings more than 15 years of healthcare-related banking, financial and corporate development experience to Aastrom.

Mr. Durbin was formerly chief operating officer and chief financial officer of Prescient Medical, Inc., which develops diagnostic and therapeutic catheter-based medical devices for the treatment of severe coronary artery disease. While at Prescient, Mr. Durbin raised more than $60 million in private equity financing and helped advance the company through early-stage research, development and regulatory approval. Previously he served as a finance and corporate development consultant for Scios, Inc. (a Johnson & Johnson subsidiary) and Alteon, Inc. Prior to this consulting work, he was an investment banker with Lehman Brothers, Inc. where he completed more than $5 billion in financings and M&A transactions for life science companies.

“I’m very pleased to welcome Scott to the leadership team at Aastrom. Scott has an exceptionally strong track record in finance, corporate strategy and operations in the life sciences sector,” said Tim Mayleben, president and CEO of Aastrom. “His industry expertise will be a key asset to Aastrom as we continue to advance our therapies through late stages of clinical development.”

Mr. Durbin earned an MPH in health management from the Yale University School of Medicine & School of Management and a BS from the University of Michigan.

About Aastrom Biosciences
Aastrom Biosciences is developing autologous cellular therapies for use in the treatment of severe cardiovascular diseases. The company’s proprietary cell-processing technology enables the production of cellular therapies using a patient’s own bone marrow that can be delivered directly to damaged tissues. Aastrom has advanced this technology into late-stage clinical development and is conducting two Phase 2 clinical trials to treat dilated cardiomyopathy and a Phase 2b clinical trial to treat critical limb ischemia. For more information, please visit Aastrom’s website at www.aastrom.com.

Media contact	Investor Contact
Stephen Zoegall Berry & Company 212 253–8881 szoegall@berrypr.com	Kimberli O’Meara Aastrom Biosciences 734 930–5777 ir@aastrom.com

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans, objectives and expectations, the role and performance of certain officers, clinical activity timing and intended product development, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.